Exhibit 3.2

HS-424983

Certificate Of Incorporation

I, ***ERICAH O. DIXON*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Isdera Technology Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 21st day of August Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 21st day of August Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 395615902420
www.verify.gov.ky
26 August 2025